                                                                     EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                  Nine Months Ended  Nine Months Ended
                                                                  September 30, 2001 September 30, 2000
                                                                  ------------------ ------------------
Net (loss) income................................................       $ (18)             $   14
Add:
   Interest expense..............................................         157                 172
   Income tax (benefit) expense and other taxes on (loss) income.         (10)                  8
                                                                        -----              ------
       Earnings as defined.......................................       $ 129              $  194
                                                                        =====              ======
Interest expense.................................................       $ 157              $  172
                                                                        -----              ------
       Fixed charges as defined..................................       $ 157              $  172
                                                                        =====              ======
Ratio of earnings to fixed charges...............................        .82x               1.13x
                                                                        =====              ======

   For the period ended September 30, 2001, there was a $28 million deficiency in the coverage of earnings as defined, to fixed charges as defined.